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                                         For: IMAGYN Medical Technologies, Inc.

                                     Contact: Charles A. Laverty
                                              Chairman & Chief Executive Officer
                                              Michael Montevideo
                                              Chief Financial Officer
                                              IMAGYN Medical Technologies, Inc.
                                              (714) 668-5858

                          Investor Relations: Edward Nebb/Lisa Gibson
                                              BSMG Worldwide
                                              212-445-8000

FOR IMMEDIATE RELEASE
---------------------


                  IMAGYN MEDICAL TECHNOLOGIES, INC. COMMENTS ON
                          OUTSTANDING INTEREST PAYMENTS

        NEWPORT BEACH, CA, APRIL 30, 1999 - IMAGYN MEDICAL TECHNOLOGIES, INC. (OTC/BB:IMTI) today commented that it did not pay before the end of the April 30th grace period, the scheduled April 1, 1999 interest payment on its $110 million 12 1/2% Senior Subordinated Notes. In addition, the Company stated that it also did not pay the approximately $2.1 million of accrued interest on the Company's $50 million Convertible Subordinated Debentures also due as a result of an extension, on April 30, 1999.

        Imagyn continues to work with its financial advisor BT Alex. Brown Inc. to explore available alternatives with respect to a possible reorganization, restructuring or recapitalization of the Company. The Company is in discussions with its current lenders to find other liquidity solutions.

        The Company stated that under the terms of the governing indenture and the Company's Senior Secured credit agreement, the indenture trustees, the holders of the Notes and Debentures, and the Company's senior debt lenders will have the right to declare the $110 million principal amount of the Notes, the $50 million principal amount of the Convertible Subordinated Debentures and approximately $47.5 million principal amount of the senior debt together with accrued and unpaid interest, immediately due and payable. If the above obligations are accelerated, the Company's business will be materially and adversely impacted, and as a result, it may be forced to seek protection under federal bankruptcy laws.

        Imagyn Medical Technologies, Inc. is a designer, manufacturer and marketer of urological, gynecological and general surgery medical products for the health care market.

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. SUCH STATEMENTS ARE BASED ON MANAGEMENT'S CURRENT EXPECTATIONS AND ARE SUBJECT TO A NUMBER OF UNCERTAINTIES AND RISKS THAT COULD CAUSE RESULTS TO DIFFER MATERIALLY FROM THOSE DESCRIBED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT MAY CAUSE SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, THOSE DESCRIBED IN THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED MARCH 31, 1998.

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